Exhibit 99.1

For Immediate Release May 28, 2008	Contact:	Melissa Andrews, ScanSource, Inc. 864.286.4425 melissa.andrews@scansource.com

SCANSOURCE, INC. BOARD OF DIRECTORS EXTENDS EXECUTIVE

EMPLOYMENT AGREEMENTS

Mike Baur to Continue Lead of Company as CEO

GREENVILLE, SC—May 28, 2008—ScanSource, Inc., (Nasdaq: SCSC), a leading international value-added distributor of specialty technology products, announced today that Mike Baur, its Chief Executive Officer, has signed an extended employment agreement with ScanSource effective June 30, 2008 through June 30, 2011. Mr. Baur will also continue to serve on the company’s Board of Directors.

ScanSource entered into amended and restated employment agreements with both its CEO, Mike Baur, and its Vice President and Chief Financial Officer, Rich Cleys, for additional three year terms.

Said James Foody, Chairman, ScanSource Board of Directors, “On behalf of the entire ScanSource Board, our employees, shareholders, customers and vendors, I am pleased that Mike Baur will continue to lead our company into the future. Mike and his management team have delivered superior results, including its recent Fortune peer ranking of number one in total investor return over the ten year period 1997 to 2007 and number two in EPS growth over the same period. The Company has a wealth of future opportunities, including growing its existing businesses, potential acquisitions, expanding abroad, and entering new technologies. Based upon Mike Baur’s exceptional performance in the role of Chief Executive Officer and the team he has developed, I can’t imagine a better person to help build ScanSource’s operational excellence and further its competitive lead within the industry for many years to come.”

About ScanSource, Inc.

ScanSource, Inc. {NASDAQ:SCSC} is a leading international distributor of specialty technology products. The Company markets specialty technologies through four sales units: ScanSource POS and Barcoding [automatic identification and data capture (AIDC) and point-of-sale (POS) products]; Catalyst Telecom (Avaya communications products); ScanSource Communications (video conferencing, telephony and communications products); and ScanSource Security (electronic security products).

ScanSource, Inc. serves the North America, Latin America and Europe markets. Founded in 1992, the company ranks #901 on the Fortune 1000. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansourceinc.com.

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